Exhibit 10.1

“Amendment To Golden Century Wealth Investment (HK) Limited - Non Binding Term dated December 8, 2008”

Directors of IA Global, Inc.,

We wish to advise you of the following amendment to our non binding term sheet dated 8 December, 2008:

1) Our share price offer is increased from $0.15 per share to $0.20 per share.

2) The target contract date is extended until 28 February, 2009. This change is to allow complete due diligence by all parties.

Yours sincerely,

/s/ Qu Jing Chun

Qu Jing Chun